Houston Wire & Cable Company Reports Increase in Second Quarter Revenues and Earnings

Benefiting From Acquisitions and Organic Growth

HOUSTON, TX -- (Marketwire - August 08, 2011) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced operating results for the second quarter of 2011.

Selected highlights for the second quarter of 2011 compared to the prior year period:

  Record sales of $103.4 million resulting from an organic sales increase of 32.9% and from acquisitions
  Gross margin increased 270 basis points to 22.9%
  Net income of $6.8 million or $5.6 million, excluding the impact of a onetime non-cash compensation adjustment
  Diluted EPS of $0.38 up from $0.10 per share
  The Company declared a dividend of $0.09 per share

Second Quarter Summary

Revenue growth in the second quarter of 63.5% includes 32.9% organic sales growth and $20.4 million in sales from the acquired businesses. The $103.4 million in sales set another quarterly high for the Company and a 3.7% increase over the previous historical high, achieved in the first quarter of 2011.

Excluding the acquired businesses, sales in the core Repair and Replacement business, also referred to as Maintenance, Repair and Operations (MRO), increased approximately 25% to 30% for the quarter, as the broad economy continued to display signs of improvement. Sales within the five long-term growth initiatives of Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials and LifeGuard™, our proprietary private-label product, were up approximately 45% for the quarter. Management estimates that copper inflation, which primarily affects our stock shipments and lags broad market moves due to our average cost inventory accounting treatment, had a favorable impact on sales of approximately 9%.

Gross profit at $23.7 million increased 86.0% from $12.8 million due to the higher sales volume and an improved gross margin of 22.9%, which was 270 basis points greater than the second quarter of 2010.

Operating expenses increased by 25.1% from the prior year period, primarily due to the businesses acquired in June 2010 offset by the onetime non-cash adjustment of approximately $2.0 million related to an expected forfeiture of non-vested options.

Operating expenses as a percentage of sales decreased to 11.8% in the second quarter of 2011 from 15.4% in the prior year period due to operating leverage, ongoing cost control initiatives and the impact of the expected options forfeiture.

Interest expense of $0.4 million was higher than the second quarter of 2010, as average debt levels rose from $9.5 million in the second quarter of 2010 to $63.9 million in the second quarter of 2011 primarily as a result of the June 2010 acquisitions and to fund the increase in working capital.

Operating income more than tripled to $11.5 million from $3.0 million. The effective tax rate for the quarter of 38.5% was lower than the 39.4% in 2010, which reflected the impact of non-deductible acquisition expenses incurred in 2010.

Net income for the quarter was $6.8 million and diluted earnings per share was $ 0.38.

Six Month Results Summary

Revenue growth for the first six months of 2011 of 63.3% includes 33.7% organic sales growth and $37.9 million in sales from the acquired businesses.

Excluding the acquired businesses, MRO sales increased approximately 25% to 30% for the period and sales within the five long-term growth initiatives were up approximately 50%. Management estimates that copper inflation, which primarily affects our stock shipments and lags broad market moves due to our average cost inventory accounting treatment, had a favorable impact on sales of approximately 9%.

Gross profit at $46.0 million increased 82.0% from $25.3 million due to the higher sales volume and the Company attained a 22.6% gross margin level, which was 230 basis points greater than the prior year period.

Operating expenses increased by 35.5% from the prior year period, primarily due to the businesses acquired in June 2010. Operating expenses as a percentage of sales decreased to 12.9% from 15.6% in the prior year period, due to operating leverage, ongoing cost control initiatives and the impact of the expected options forfeiture.

Interest expense of $0.7 million was higher than the prior year, as average debt levels rose from $11.0 million in 2010 to $59.6 million in 2011 primarily as a result of the June 2010 acquisitions and to fund the increase in working capital.

Operating income of $19.7 million was more than three times higher than the $5.9 million level in 2010. The effective tax rate for the period of 38.5% was lower than the prior year's 39.0% as 2010 reflected the impact of non-deductible acquisition expenses.

Net income for the period more than tripled to $11.7 million, from $3.5 million in the prior year period.

Chuck Sorrentino, Chief Executive Officer, commented, "Our long-term growth initiatives are driving sales growth in our targeted markets. Sales momentum continues to build as the economy recovers, and we are excited to see this improving trend within our industry comparables.

"We achieved strong operating results for the third consecutive quarter, buoyed by sequential sales growth and additional operating expense leverage. This resulted in net income contribution of 5.4%. Our teams remain focused on gaining market share, as we acquired almost 80 new customers during the quarter, bringing us over 130 new relationships during the first six months.

"We have been working on the acquisition integration over the last year, sales are exceeding expectations and all locations are now utilizing our enterprise resource platform.

"While industrial demand, in my opinion, has only returned to approximately 50% of pre-recession levels and is displaying some signs of inconsistency, I am pleased with our continued sales momentum."

Conference Call

The Company will host a conference call to discuss second quarter results on Monday, August 8th at 10:00 am CT. Hosting the call will be Charles Sorrentino, Chief Executive Officer; James Pokluda, President and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website, www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until August 15, 2011.

Replay Dial In:        888.203.1112
International Replay:  719.457.0820
Confirmation Code:     6540203

About the Company

With 35 years experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings.

HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                        HOUSTON WIRE & CABLE COMPANY
                         Consolidated Balance Sheets
                      (In thousands, except share data)

                                                    June 30,   December 31,
                                                      2011         2010
                                                  -----------  ------------
                                                  (unaudited)
Assets
Current assets:
  Accounts receivable, net                        $    65,954  $     67,838
  Inventories, net                                     80,280        67,503
  Deferred income taxes                                 2,508         2,399
  Prepaids                                              1,120           763
                                                  -----------  ------------
Total current assets                                  149,862       138,503

Property and equipment, net                             6,190         6,255
Intangible assets, net                                 14,559        15,557
Goodwill                                               25,082        25,082
Other assets                                              167            93
                                                  -----------  ------------
Total assets                                      $   195,860  $    185,490
                                                  ===========  ============

Liabilities and stockholders' equity
Current liabilities:
  Book overdraft                                  $     2,625  $      3,055
  Trade accounts payable                               14,904        19,987
  Accrued and other current liabilities                17,831        19,781
  Income taxes payable                                    199         1,036
                                                  -----------  ------------
Total current liabilities                              35,559        43,859

Debt                                                   65,626        54,825
Other long term obligations                               134           141
Deferred income taxes                                   1,329           945
                                                  -----------  ------------
Total liabilities                                     102,648        99,770
                                                  -----------  ------------

Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000
   shares authorized, none issued and outstanding          --            --
  Common stock, $0.001 par value; 100,000,000
   shares authorized: 20,988,952 shares issued:
   17,766,973 and 17,748,487 outstanding at June
   30, 2011 and December 31, 2010, respectively            21            21
  Additional paid-in-capital                           57,263        58,642
  Retained earnings                                    88,755        80,187
  Treasury stock                                      (52,827)      (53,130)
                                                  -----------  ------------
Total stockholders' equity                             93,212        85,720
                                                  -----------  ------------
Total liabilities and stockholders' equity        $   195,860  $    185,490
                                                  ===========  ============

                        HOUSTON WIRE & CABLE COMPANY
                      Consolidated Statements of Income
                                 (Unaudited)
               (In thousands, except share and per share data)

                                Three Months Ended       Six Months Ended
                                     June 30,                June 30,
                             ----------------------- -----------------------
                                 2011        2010        2011        2010
                             ----------- ----------- ----------- -----------

Sales                        $   103,420 $    63,269 $   203,147 $   124,437
Cost of sales                     79,700      50,516     157,175      99,177
                             ----------- ----------- ----------- -----------
Gross profit                      23,720      12,753      45,972      25,260

Operating expenses:
  Salaries and commissions         5,415       5,171      12,719      10,290
  Other operating expenses         5,980       4,424      12,043       8,819
  Depreciation and
   amortization                      798         154       1,525         296
                             ----------- ----------- ----------- -----------
Total operating expenses          12,193       9,749      26,287      19,405
                             ----------- ----------- ----------- -----------

Operating income                  11,527       3,004      19,685       5,855
Interest expense                     395          72         728         148
                             ----------- ----------- ----------- -----------
Income before income taxes        11,132       2,932      18,957       5,707
Income taxes                       4,290       1,155       7,297       2,225
                             ----------- ----------- ----------- -----------
Net income                   $     6,842 $     1,777 $    11,660 $     3,482
                             =========== =========== =========== ===========

Earnings per share:
  Basic                      $      0.39 $      0.10 $      0.66 $      0.20
                             =========== =========== =========== ===========
  Diluted                    $      0.38 $      0.10 $      0.66 $      0.20
                             =========== =========== =========== ===========
Weighted average common
 shares outstanding:
  Basic                       17,682,217  17,655,370  17,673,601  17,654,133
                             =========== =========== =========== ===========
  Diluted                     17,787,233  17,714,963  17,781,463  17,709,945
                             =========== =========== =========== ===========

Dividend declared per share  $      0.09 $     0.085 $     0.175 $      0.17
                             =========== =========== =========== ===========

                        HOUSTON WIRE & CABLE COMPANY
                    Consolidated Statements of Cash Flows
                                 (Unaudited)
                               (In thousands)

                                                            Six Months
                                                          Ended June 30,
                                                        2011        2010
                                                     ---------  -----------

Operating activities
Net income                                           $  11,660  $     3,482
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                          1,525          296
  Amortization of capitalized loan costs                    44           18
  Amortization of unearned stock compensation           (1,225)       1,138
  Provision for doubtful accounts                           68           60
  Provision for returns and allowances                     132         (160)
  Provision for inventory obsolescence                     319          357
  Deferred income taxes                                    275         (461)
  Changes in operating assets and liabilities:
    Accounts receivable                                  1,684           73
    Inventories                                        (13,096)       2,663
    Prepaids                                              (357)       3,006
    Other assets                                          (118)         (59)
    Book overdraft                                        (430)        (351)
    Trade accounts payable                              (5,083)       4,066
    Accrued and other current liabilities               (1,607)      (2,102)
    Income taxes payable                                  (837)        (265)
    Other long term obligations                             (7)          --
                                                     ---------  -----------
Net cash provided by (used in) operating activities     (7,053)      11,761

Investing activities
  Expenditures for property and equipment                 (462)        (331)
  Cash paid for acquisition                               (343)     (50,000)
                                                     ---------  -----------
Net cash used in investing activities                     (805)     (50,331)

Financing activities
  Borrowings on revolver                               216,710      170,848
  Payments on revolver                                (205,909)    (129,311)
  Proceeds from exercise of stock options                  112           30
  Excess tax benefit for stock options                      37            4
  Payment of dividends                                  (3,092)      (3,001)
                                                     ---------  -----------
Net cash provided by financing activities                7,858       38,570
                                                     ---------  -----------

Net change in cash                                          --           --
Cash at beginning of period                                 --           --
                                                     ---------  -----------

Cash at end of period                                $      --  $        --
                                                     =========  ===========

CONTACT:
Hope M. Novosad
Manager, Investor Relations
Direct: 713.609.2110
Fax: 713.609.2168
hnovosad@houwire.com